Exhibit 10.1

SEALY, INC.

One Office Parkway at Sealy Drive • Trinity, North Carolina 27370 • USA

Telephone: 336-861-3500 • Fax: 336-861-3501

December 12, 2011

Mr. Lawrence J. Rogers

3607 Gaston Road

Greensboro, NC  27407

Dear Larry:

This agreement (the “Letter Agreement”) will serve to confirm our agreement regarding your retirement from Sealy Corporation (“Sealy”) and the subsequent consulting services you will provide to Sealy, and the status of your benefits, following your retirement and separation from employment.  For purposes of this Letter Agreement, the term “Sealy” will include Sealy and all subsidiaries and affiliated and successor companies of each of them.

We have agreed with you as follows:

1.     Retirement:

(a)           Retirement.  You will separate from service with Sealy upon your voluntary retirement on January 15, 2013 (the “Retirement Date”), unless you earlier separate from service pursuant to the terms of the Amended Employment Agreement between you and Sealy Corporation dated as of July 22, 2008, as further amended by the 409A Amendment to Employment Agreement entered into as of December 30, 2008 (such amendment, the “409A Amendment” and such agreement as amended by the Amendment, the “Employment Agreement”).  The parties hereto acknowledge and agree that in the event a new Chief Executive Officer of Sealy (the “New CEO”) is hired by Sealy before your Retirement Date, you will on such date resign your title and duties of President and Chief Executive Officer of Sealy, although you will continue to be an employee of Sealy and will provide services as directed by the Board of Directors of Sealy (the “Board”) above the level required to remain employed with Sealy as determined under Section 15 of the 409 Amendment through your Retirement Date.  On such date you will also resign from the Board and all other positions with, and boards of directors of, any subsidiaries and affiliated companies (including any joint ventures) of Sealy.

(b)           Compensation and Benefits Before Retirement.  As such an employee, you will continue to receive your current annual rate of base salary (“Base Salary”) on a semi-monthly basis and will continue to participate in Sealy’s welfare and retirement plans as an active executive employee, in all cases through the Retirement Date and in accordance with the terms of your Employment Agreement.  On your Retirement Date, you will receive payment for any unused vacation earned and accrued through December 31, 2012. (You will not be eligible to earn or accrue any vacation days in respect of calendar year 2013.)  Such payment will be made with your last regular paycheck.  As a consequence of your retirement on the Retirement Date, you agree that you are not entitled to any severance pay or other severance benefits under the Employment Agreement or otherwise.

(c)           2012 Annual Bonus.  Notwithstanding anything set forth in the Sealy Corporation Annual Bonus Plan (the “Bonus Plan”), Sealy will pay you an annual bonus in respect of fiscal year 2012 equal to the actual amount of the annual bonus you would earn under the Bonus Plan in respect of such year if you had remained (or do remain) Chief Executive Officer of Sealy through such entire fiscal year (the “2012 Bonus”).  Such 2012 Bonus amount shall be paid no later than February 29, 2013.

(d)           Benefits Following Retirement.  On your Retirement Date, you will cease to be an active employee of Sealy.  As such, you will not be eligible to participate as an active employee of Sealy in any compensation, welfare or retirement plans, or accrue any vacation or paid time off days, following your Retirement Date; however, consistent with applicable Sealy policy for its retired employees, you may elect to continue, under the terms prevailing from time to time, to receive the medical and life insurance coverage provided to salaried employees of Sealy (with any premiums due in respect thereof to be paid by you) until January 2, 2015, at which time this coverage will terminate.  Upon your Retirement Date, you may be entitled to certain payments or benefits under Sealy welfare and retirement benefit plans as a retired employee.  Separate communications will be provided to you closer to your Retirement Date regarding all of these arrangements.

(e)           Perquisites.  Consistent with applicable Sealy policy for expatriate senior executives, in connection with your retirement and relocation to Canada, Sealy shall provide you with tax planning assistance and shall reimburse or pay your moving expenses (including packing and unpacking of household goods) from your current primary residence to a residence in Canada.

2.     Equity/Stock Plans:  The effect that your separation from service with Sealy due to your voluntary retirement with Sealy on the Retirement Date will have on your rights, if any, with respect to any outstanding Sealy stock options or other equity-based awards that you may hold immediately prior to the effective date of separation, will be as set forth in the terms of the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries (the “Equity Plan”) and applicable award documents or agreements.  However, notwithstanding anything else contained in the Equity Plan or such award documents or agreements to the contrary, any restricted stock units granted to you under the Equity Plan that are outstanding and unvested (the “Unvested RSUs”) as of the Retirement Date shall instead become vested upon the Retirement Date, but the shares due thereunder shall otherwise be delivered on the original vesting dates of such restricted stock units in accordance with the terms of such award agreement(s).

3.     Consulting:  Subsequent to, and not as a condition of your retirement, you agree that commencing on the Retirement Date and ending on January 15, 2014 (such period, the

“Consulting Period”), you will be retained, and you agree to serve, as a consultant to Sealy. As such a consultant, you will provide such consulting services and advice as the Board reasonably requests, at a minimum of 25%, and up to a maximum of 49%, of the level of services you provided to Sealy preceding the Retirement Date (as determined under Section 15 of the 409A Amendment) (such actual level of services so provided, the “Service Percentage”).  In exchange for these services, Sealy will pay you a fee (the “Consulting Fee”) in arrears, calculated based on the monthly Service Percentage, multiplied by the monthly rate of your Base Salary, subject to a guaranteed minimum Consulting Fee of 25% of your Base Salary for the Consulting Period (the “Guaranteed Fee Amount”). The Consulting Period may be extended, and the terms by which such period may be extended, upon written agreement by the parties hereto.

4.     Termination of Services:

(a)           Separation from Service. Your provision of services under this Letter Agreement may be terminated prior to the Retirement Date or the expiration of the Consulting Period, as applicable, at any time by Sealy or by you upon thirty (30) days written notice (the effective date of such earlier termination, the “Separation from Service Date”).  Upon any such termination by Sealy for Cause (as defined in the Employment Agreement), or due to your death, disability, or resignation by you without Good Reason (as defined below), you will only be entitled to receive any Base Salary, 2012 Bonus or Consulting Fee, as applicable, earned in arrears but unpaid as of the Separation from Service Date.

(b)           Termination without Cause/Resignation for Good Reason.  Upon any termination of your services hereunder by Sealy without Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined below), you shall (a) continue to receive any unpaid portions of Base Salary, 2012 Bonus and/or the Guaranteed Fee Amount, as applicable, otherwise due to you under this Letter Agreement, as if your services had not been earlier terminated, (b) be entitled to elect to receive the benefits provided under Paragraph 1(d) above in accordance with the terms thereof, as if your services had terminated upon the Retirement Date, (c) be entitled to the payments and benefits provided under Paragraph 1(e) above, and (d) to the extent applicable, become immediately vested in any then Unvested RSUs, but the shares due thereunder shall otherwise be delivered on the original vesting dates of such restricted stock units in accordance with the terms of such award agreement(s).  For purposes of this Letter Agreement, the term “Good Reason” shall mean the occurrence of (i) any relocation by Sealy of your principal place of work with Sealy to a place more than twenty-five (25) miles from the geographical center of Greensboro, North Carolina or your current primary residence or (ii) the material breach or material default by Sealy of any of its agreements or obligations under any provision of this Letter Agreement.

5.     Restrictive Covenants:  You acknowledge and agree that for so long as you are providing services under this Letter Agreement you will continue to comply with the terms of the non-competition and other restrictive covenants set forth in the Employment Agreement and all restricted stock unit award agreements granted under the Equity Plan (including, without limitation, those covenants contained in Section 9(b) of the Non-Accreting Restricted Stock Unit Award Agreement dated as of May 25, 2011), which terms are hereby renewed and restated as if set forth in full herein; and provided, further, that in consideration of the benefits provided in this Letter Agreement, in addition to other good and valuable consideration the receipt and sufficiency of which you hereby acknowledge, you agree you will continue to be bound by all such covenants until the third anniversary of the date you cease to provide services under this Letter Agreement for any reason (including, without limitation, upon expiration of the Consulting Period).  In further consideration of the benefits provided in this Letter Agreement, in addition to other good and valuable consideration the receipt and sufficiency of which you hereby acknowledge, you agree to refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Sealy or any of its officers, directors, employees, agents, representatives, affiliates, products or services, other than is necessary to comply with law.

6.     Section 409A:  The provision of all payments, shares and benefits are intended to be made in a manner compliant with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder (“Section 409A”) and the provisions of the 409A Amendment shall apply to the provision of all such payments, shares and benefits and are incorporated by reference herein, as applicable.  Each monthly installment of the payment of your Base Salary and Consulting Fee constitutes a “separate payment” within the meaning of Section 409A.  Notwithstanding anything else in this Letter Agreement, the parties to this Letter Agreement each acknowledge and agree that, consistent with the 409A Amendment, a “separation from service” within the meaning of Section 409A will occur on the Retirement Date (if not upon an earlier Separation from Service Date).  Further, notwithstanding anything in this Letter Agreement to the contrary, if at the time of your “separation from service” you are a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments, shares or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A, then Sealy will defer the commencement of the payment of any such payments, shares or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) in accordance with the provisions of the 409A Amendment.

7.     Release:  In consideration for the provisions of this Letter Agreement, in addition to other good and valuable consideration the receipt and sufficiency of which you hereby acknowledge, upon your Retirement Date (or earlier Separation from Service Date) you agree to execute the release to be provided to you by Sealy (the “Release”), to be incorporated herein by reference and made a part hereof.  Your receipt of payment of any portion of the Consulting Fee is subject to, and this Letter Agreement shall only become effective upon, (i) your execution of the Release and (ii) the expiration of the applicable Release revocation period under the Age Discrimination in Employment Act without such Release being revoked by you (the “Effective Date”).  Sealy reserves the right to delay payment of any monthly installment of the Consulting Fee until the Effective Date (with any delayed amounts to be paid on the last day of the calendar month in which the Effective Date occurs).

8.     Withholding; Clawback: You will be responsible for payment of taxes on the Consulting Fee paid to you by Sealy under this Letter Agreement, and Sealy will not withhold or deduct any such taxes due from such fee.  Sealy may withhold payment of, or require repayment of, any Base Salary and/or Consulting Fee or other payment, benefit or delivery of shares described in this Letter Agreement, in the event you violate any covenant referenced in

Paragraph 5 of this Letter Agreement.

9.     Applicable Law:  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflicts of laws principles thereof.

10.  Interaction between Letter Agreement and Employment Agreement:

(a)           Waiver of Certain Rights under Employment Agreement.  By executing this Letter Agreement, you acknowledge and agree that you hereby waive, effective immediately, your rights under Section 5(d) of the Employment Agreement and any rights under Sections 4(e) and 5(a) of the Employment Agreement or under Sealy’s Executive Severance Benefit Plan that you may have otherwise had.

(b)           Amendment to Employment Agreement.  The provisions of this Letter Agreement shall, to the extent applicable, supersede the provisions of and constitute an amendment to the Employment Agreement, and in the event of any conflicts between the terms of this Letter Agreement and the Employment Agreement, the terms of this Letter Agreement shall govern.

11.  Severability; Amendment; Assignment:  The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. This Letter Agreement may only be amended or modified by a written agreement executed by you and Sealy Corporation (or any successor thereof).  You may not assign or transfer any rights or obligations you have under this Letter Agreement.

12.  Counterparts:  This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

Please sign the enclosed copy of this Letter Agreement to signify your understanding and acceptance of the terms and conditions contained herein.

Very truly yours,

/s/ Michael Q. Murray

Michael Q. Murray
Vice President, General Counsel and Secretary
Sealy Corporation

As authorized by the Compensation Committee of the Board of Directors

The foregoing has been read and accepted as a binding agreement between Sealy and the undersigned this 12th day of December, 2011.

/s/ Lawrence J. Rogers

Lawrence J. Rogers